CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                         MONTHLY REPORT - FEBRUARY 2008
                                   -----------

                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------

Net Asset Value (1,355,137.026 units) at January 31, 2008      $3,602,393,995
Additions of 2,161.824 units on February 29, 2008                   5,829,309
Redemptions of (75,794.271) units on February 29, 2008           (204,376,970)
Offering Costs                                                       (429,392)
Net Income (Loss) - February 2008                                  52,122,712
                                                              ---------------

Net Asset Value (1,281,504.579 units) at February 29, 2008     $3,455,539,654
                                                              ===============

Net Asset Value per Unit at February 29, 2008                $       2,696.47
                                                              ===============

                           STATEMENT OF INCOME (LOSS)
                           --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                      $25,397,091
    Change in unrealized                                          (19,579,860)
  Gains (losses) on forward and options on forward contracts:
    Realized                                                        3,904,720
    Change in unrealized                                           56,096,747
  Interest income                                                   8,249,410
                                                               --------------

                                                                   74,068,108
                                                               --------------

Expenses:
  Brokerage fee                                                    21,803,922
  Performance fee                                                           0
  Operating expenses                                                  141,474
                                                               --------------

                                                                   21,945,396
                                                               --------------

Net Income (Loss) - February 2008                             $    52,122,712
                                                               ==============

                                 FUND STATISTICS
                                 ---------------

Net Asset Value per Unit on February 29, 2008                     $  2,696.47

Net Asset Value per Unit on January 31, 2008                      $  2,658.32

Unit Value Monthly Gain (Loss) %                                        1.44  %

Fund 2008 calendar YTD Gain (Loss) %                                    0.97  %



To the best of my knowledge and belief, the information contained herein is accurate and complete.


                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Executive Officer
                                  Campbell & Company, Inc.
                                  General Partner
                                  Campbell Strategic Allocation Fund, L.P.

                                  Prepared without audit

Dear Investor,

Dollar's Decline Contributes to Positive Performance...

The U.S. Dollar weakened against all major currencies in February (except BP) as U.S. economic data generally disappointed, stagflation concerns grew, and U.S. rate expectations declined dramatically. Campbell's trading performance benefited from the U.S. Dollar decline to new lows, along with the Euro's break to an all-time high and a more than 4% gain by the Australian Dollar.

Additional gains were recorded in Equity Indices trading as the S&P 500, Dow and Nasdaq continued the 2008 downslide that started in January. Consumer confidence fell to a 16-year low amid an ongoing drop in the value of real estate and a surge in residential foreclosures.

Trading in Fixed Income was relatively flat as recession fears and credit losses continued to grow, causing a steepening in the curve. Energy and Metals trading performance was also flat, despite the continued speculative rally in precious and base metals and crude oil.

Please do not hesitate to contact me if you have any questions.
Sincerely,

Terri Becks
President & CEO
Campbell & Company, Inc.
General Partner
Campbell Strategic Allocation Fund, L.P.